Exhibit 99.1
Cano Health Announces Financial Results for the Second Quarter 2023

Cano Health is pursuing a process to sell the Company

The Company plans to exit operations in
California, New Mexico and Illinois by the fall of 2023, and Puerto Rico by January 1, 2024

MIAMI, August 10, 2023 /PRNewswire/– Cano Health, Inc. (“Cano Health” or the “Company”) (NYSE: CANO), a leading value-based primary care provider and population health company, today announced financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Financial Results
•Total membership of 381,066 including 205,696 Medicare capitated members, an increase of 35% and 25% year-over-year, respectively
•Total revenue of $766.7 million, compared to $689.4 million in the prior year, an increase of 11% year-over-year
•Net loss of $(270.7) million, compared to a net loss of $(14.6) million in the prior year, primarily driven by a higher operating loss, due to lower-than-expected Medicare Risk Adjustment (“MRA”) revenue, higher third-party medical costs, a change in the reserve for other assets related to MSP Recovery Class A common stock, a change in fair value of warrant liabilities, and higher interest expense
•Adjusted EBITDA1 of $(149.7) million, compared to $9.9 million in the prior year

In the second quarter of 2023, capitated revenue of $743.3 million increased 13% year-over-year. Capitated revenue per member per month, or PMPM, was (19)% primarily driven by lower-than-expected Medicare Risk Adjustment (“MRA”) revenue. The medical cost ratio, or MCR2, was 103.5% in the second quarter of 2023 compared to 82.6% in the second quarter of 2022, primarily driven by the reduction in MRA revenue, and higher third-party medical costs due to higher utilization and higher costs associated with supplemental health plan benefits (e.g., over-the-counter flex cards and healthy food cards).

During the second quarter of 2023, the MRA revenue was approximately $58 million lower than previously estimated in the Company’s guidance, driven by lower MRA payments received and expected to be received in 2023. Approximately $44 million of lower-than-expected MRA revenue was related to out-of-period items, which are not expected to reoccur. In addition, during the quarter third-party medical costs included approximately $44 million of unfavorable prior period development, primarily driven by higher medical utilization and health plans’ supplemental benefits.

The higher utilization of the health plans’ supplemental benefits occurred across nearly all our health plan partners. In the first quarter of 2023 Cano Health realized $13 million of third-party medical costs related to these benefits, and realized $51 million in the second quarter of 2023, of which $18 million
1 Adjusted EBITDA is a non-GAAP financial measure defined under the heading “Non-GAAP Financial Measures”. A reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure is provided in the Reconciliation of Non-GAAP Adjusted EBITDA table included in this press release.
2 Medical Cost Ratio (“MCR”) is calculated as third-party medical expense divided by capitated revenue.

Exhibit 99.1
was unfavorable prior period development from the first quarter (included in the total $44 million of unfavorable prior period development mentioned previously).

Adjusted EBITDA of $(149.7) million in the second quarter of 2023 was $(159.6) million lower than the second quarter of 2022, primarily driven by the higher third-party medical costs and lower MRA revenue, as explained above.

“Cano Health is evaluating strategic interest in the Company to ensure we continue caring for our patients, while maximizing value for our stakeholders,” said Mark Kent, Cano Health’s Interim Chief Executive Officer. “Our mission and vision remain the same, however, the strategy and tactics needed to realize the profitability inherent therein requires a refreshed approach with a solid operating foundation. Cano Health took critical strategic steps during the second quarter of 2023 that are intended to accelerate our strategy to enhance operational efficiency and execute on the plan to improve the management of our medical costs.”

“During the quarter, we accelerated actions to exit operations in California, New Mexico, Illinois, and Puerto Rico, as the Company positions itself to focus on and optimize its core Medicare Advantage and ACO REACH assets in its core geographies. In addition, we are consolidating our operations in Texas and Nevada by reducing the number of medical centers in each state. In our core Florida market we have rigorously reprioritized projects and initiatives to enhance the speed and quality of care for our members by improving patient engagement, restructuring contractual arrangements with payor and specialty networks, and terminating underperforming affiliate partnerships. These strategic and operational steps are critical to improving our financial performance, generating greater efficiency, and improving health outcomes for our members to ensure the organization’s long-term success.”

Update on Strategic Actions
Today, Cano Health announced that it is pursuing a comprehensive process to identify and evaluate interest in a sale of the Company, or all or substantially all of its assets, consistent with the terms and conditions of the 2023 Side-Car Amendment, discussed below. The Company has engaged advisors to assist in the process. The Company has not set a timetable for the conclusion of this process and there is no assurance that the process will result in any transaction. Cano Health does not intend to comment while it undergoes this process, unless required by law or the Company determines that it would be in its best interests.

In addition to the foregoing process, the Company has made significant progress in its assessment of its non-core assets. So far, Cano Health plans to exit operations in California, New Mexico and Illinois by the fall of 2023. As of June 30, 2023, these geographies accounted for approximately 5,000 total members and 17 medical centers across the three states. The Company also plans to exit its Puerto Rico operations by January 1, 2024, which has approximately 8,000 members cared for by affiliates. The Company is continuing to assess the divestiture of other non-core assets and business lines, while focusing on improving operations for its Medicare Advantage and ACO REACH businesses in its remaining core geographies. Proceeds from any non-core divestitures would be utilized for general corporate purposes and debt repayment.

Cano Health has also developed a plan to further restructure its operations to streamline and simplify the organization to improve efficiency and reduce costs. In connection with its restructuring plan, in the third quarter of 2023, the Company expects to reduce its workforce by approximately 700 employees, or

Exhibit 99.1
17% of its workforce. Approximately 40% of the workforce reductions will be attributable to exiting operations in certain markets, with the remainder attributable to consolidation efforts and other administrative operations. These actions are expected to yield approximately $50 million of annualized cost reductions beginning in the third quarter of 2023 and through the end of 2024. The Company expects to record a restructuring charge in the third quarter of 2023 of approximately $4 million, the majority of which will be paid in 2023 and a lesser amount in 2024, consisting primarily of employee-related costs, such as severance, retention and other contractual termination benefits.

Liquidity & Capital Management Update
As of June 30, 2023, the Company’s total liquidity was approximately $125 million, comprised of $15 million of unrestricted cash on its balance sheet and $110 million of available capacity under its revolving credit facility under the Credit Suisse Credit Agreement (as amended, the “CS Revolving Line of Credit “). For the testing period ended June 30, 2023, the Company was not in compliance with its financial maintenance covenant under the Side-Car Credit Agreement3. Accordingly, on July 28, 2023, the Company delivered to the administrative agent under the Side-Car Credit Agreement a notice of its intent to cure such noncompliance by September 5, 2023. Thereafter, on August 10, 2023, the Company obtained a waiver of such noncompliance and entered into an amendment of the Side-Car Credit Agreement (the “2023 Side-Car Amendment”) under which, among other things, the Company will not be required to test compliance with the Side-Car Credit Agreement’s financial maintenance covenant until the fiscal quarter ending September 30, 2024, and includes modifications to the Side-Car Credit Agreement, such as (i) requiring the Company to formally launch, announce and pursue a comprehensive process to sell the Company; (ii) increasing the interest rate for the 2023 Term Loan to 16% during the payment-in-kind period ending on February 24, 2025; (iii) requiring a premium payment of 5% of the outstanding principal amount of the 2023 Term Loan to be paid in kind by capitalizing such payment to the principal amount of the 2023 Term Loan; (iv) requiring the applicable prepayment premium to be required in connection with any voluntary or mandatory prepayment or repayment of the 2023 Term Loan; and (v) providing the lenders under the 2023 Term Loan with participation rights in certain new debt financings by the Company. Pursuant to the terms of the 2023 Side-Car Amendment, the Company will not be required to pursue its cure right discussed above.

The Company’s current liquidity as of August 9, 2023 was approximately $101 million, consisting of cash and cash equivalents (excluding restricted cash of approximately $14 million). As of August 9, 2023, the CS Revolving Line of Credit was fully drawn to ensure that the Company had access to liquidity while it was negotiating the 2023 Side-Car Amendment; provided, however, having secured the 2023 Side-Car Amendment on August 10, 2023, the Company currently expects to repay a significant portion of such line of credit by the end of September 2023.

3 On February 24, 2023 (the “2023 Term Loan Closing Date”), the Company through its wholly-owned operating subsidiary, Cano Health, LLC (the “Borrower”), entered into a Credit Agreement (the “Side-Car Credit Agreement”) with certain lenders and JP Morgan Chase Bank, N.A., as administrative agent (the “2023 Term Loan Administrative Agent”), pursuant to which the lenders provided a senior secured term loan (the “2023 Term Loan”) to the Borrower in the aggregate principal amount of $150 million, the full amount of which was funded on the 2023 Term Loan Closing Date. The Side-Car Credit Agreement contains a financial covenant requiring the Borrower to maintain a First Lien Net Leverage Ratio (i.e., total first lien senior secured debt to Consolidated Adjusted EBITDA) not to exceed 5.80:1.00 on the last day of any four consecutive fiscal quarter period. With a First Lien Net Leverage Ratio of approximately 12.00:1.00 at June 30, 2023, and the Company was not in compliance with this financial maintenance covenant as of such date.

The Company currently believes that this amount of liquidity is not sufficient to cover the Company’s operating, investing and financing uses for the next 12 months. Management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year.

2023 Guidance
As a result of management’s evaluation of Cano Health’s operations and strategic interest in a sale of the Company or all or substantially all of its assets, the Company is withdrawing its fiscal year 2023 guidance provided on May 9, 2023.

The Company expects its performance to improve in the second half of 2023, driven by operational improvements, third-party medical cost recoveries, the favorable impact of seasonality, and the absence of non-recurring items that negatively impacted results in the second quarter of 2023. The operational improvements include:
•Exiting markets in California, New Mexico and Illinois;
•Restructuring operations to streamline and simplify the organization, improve efficiency and reduce costs; and
•Optimizing our operations to improve patient outcomes by improving payor relations and affiliate partnerships, enhancing our arrangements with specialty networks, and strengthening our patient engagement programs.

As of August 9, 2023, the Company had approximately 285 million shares of Class A common stock and 253 million shares of Class B common stock issued and outstanding. Total share count for the purposes of calculating the Company’s market capitalization was approximately 539 million.

Conference Call Information
Cano Health will host a conference call today at 5:00 PM ET to review the Company’s business and financial results for the second quarter ended June 30, 2023.

To access the live call and webcast, please dial (888) 660-6359 for U.S. participants, or +1 (929) 203-0867 for international participants, and reference the Cano Health Second Quarter 2023 Earnings Conference Call and Conference ID 8371699. The conference call will also be webcast live in the “Events & Presentations” section of the Investor page of the Cano Health website.

A replay will be available in the “Events & Presentations” section of the Cano Health website for on-demand listening shortly after the completion of the call and will be available for 30 days.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to future events and involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect actual results, performance or achievements. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import, including, without limitation, (i) our expectation that the critical strategic steps taken during the second quarter of 2023 will accelerate our strategy to enhance operational efficiency and our plans to execute on the plan to improve the management of our medical costs; (ii) our belief that while our mission and vision remain the same, the strategy and tactics needed to realize the profitability inherent therein requires a refreshed approach with a solid operating foundation; (iii) our plans to improve our operating performance, liquidity, and net cash, such as our plans to (a) exit operations in California, New Mexico, Illinois, and Puerto Rico (and the timing thereof), as we position ourself to focus on and optimize our core Medicare Advantage and ACO REACH assets in our core geographies; (b) consolidate our operations in Texas and Nevada by reducing the number of medical centers in each state; (c) the expected benefit from reprioritizing projects and initiatives to enhance the speed and quality of care for our members by improving patient engagement, restructuring contractual arrangements with payor and specialty networks, and terminating underperforming affiliate partnerships in our core Florida market, including improving our financial performance, generating greater efficiency, and improving health outcomes for our members to ensure our long-term success; (iv) our plans to pursuing a comprehensive process to identify and evaluate interest in selling the Company, and our plans to assess the divestiture of other non-core assets and business lines while focusing on improving operations for our Medicare Advantage and ACO REACH businesses in our remaining core geographies, and our expectations to use the proceeds from any non-core divestitures for general corporate purposes and debt repayment; (v) our expectations regarding our plan to further restructure our operations to streamline and simplify the organization to improve efficiency and reduce costs, including workforce reductions, and the expected reduction in our selling, general and administrative costs in future periods compared to current levels, including reducing staffing by approximately 700 employees, or 17% of our workforce in the third quarter of 2023, with approximately 40% of the workforce reductions being attributable to exiting operations in certain markets, with the remainder attributable to other operating centers and our expectation that these actions are expected to yield approximately $50 million of annualized cost reductions beginning in the third quarter of 2023 and through the end of 2024, and result in our recording a restructuring charge in the third quarter of 2023 of approximately $4 million, the majority of which is expected to be paid in 2023 and a lesser amount in 2024, consisting primarily of employee-related costs, such as severance, retention and other contractual termination benefits; (vi) our expectations regarding our sources and uses of cash and liquidity, such as (a) our expectation that our existing cash position, along with our expected cash generation through operations and our CS Revolving Line of Credit will not be sufficient to fund our operating and capital expenditure requirements through at least the next 12 months; and (b) our expectation that, having secured the 2023 Side-Car Amendment on August 9, 2023, we will repay a significant portion of the CS Revolving Line of Credit by the end of September 2023; and (vii) our expectation that our performance will improve in the second half of 2023, driven by operational improvements, third-party medical cost recoveries, the favorable impact of seasonality, and the absence of non-recurring items that negatively impacted results in the second quarter of 2023, with the operational improvements including exiting markets in California, New Mexico and Illinois; restructuring operations to streamline and simplify the organization, improve efficiency and reduce costs; and optimizing our operations to improve patient outcomes by improving payor relations and affiliate partnerships, enhancing our arrangements with specialty networks, and strengthening our patient engagement programs. These forward-looking statements are based on information available to us at the time of this release and our current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based on many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known or unknown factors, and it is impossible for us to anticipate all factors that could affect our actual results. It is uncertain whether any of the events anticipated by our forward-looking statements will transpire or occur, or if any of them do, what impact they will have on our results of operations and financial condition. Important risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in our forward-looking statements include, among others, changes in market or industry conditions, changes in the regulatory environment, competitive conditions, and/or consumer receptivity to our services; changes in our strategy, future operations, prospects and plans; developments and uncertainties related to the Direct Contracting Entity program; our ability to realize expected financial results, including with respect to patient membership, total revenue and earnings; our ability to predict and control our medical cost ratio; our ability to grow market share in existing markets and continue our growth; our ability to integrate our acquisitions and achieve desired synergies; our ability to maintain our relationships with health plans and other key payors; our future capital requirements and sources and uses of cash, including funds to satisfy our liquidity needs; our ability to attract and retain members of management and our Board of Directors; and/or our ability to recruit and retain qualified team members and independent physicians.

Actual results may also differ materially from such forward-looking statements for a number of other reasons, including those set forth in our filings with the SEC, including, without limitation, the risk factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 15, 2023, as amended by our Annual Report on Form 10-K/A, filed with the SEC on April 7, 2023 (the “2022 Form 10-K”), as well as our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2023 (which may be viewed on the SEC’s website at http://www.sec.gov or on our website at http://www.investors.canohealth.com/ir-home), as well as reasons including, without limitation, delays or difficulties in, and/or unexpected or less than anticipated results from our efforts to: (i) enhance our operational efficiency and our plans to execute on the plan to improve the management of our medical costs, such as due to higher interest rates, higher than expected costs and/or greater than anticipated competitive factors; (ii) unexpected developments that adversely impact our ability to achieve or maintain profitability, such as due to (a) less than anticipated capacity utilization at our medical centers; (b) higher than expected costs and expenses; (c) less than anticipated growth in revenues, Adjusted EBITDA margins and/or cash flows; (d) difficulties and/or delays in improving our operational execution, enhancing our cost discipline, and/or achieving positive free cash flow, such as due to a broad recessionary economic environment, higher interest rates and/or a higher inflationary environment; (e) our inability to predict changes to the Medicare Advantage, ACO Realizing Equity, Access, and Community Health ("ACO REACH") and Medicare patients under Accountable Care Organizations ("ACO") programs as it relates to benchmarks and shared savings; (iii) less than anticipated sources of liquidity, such as due to (a) delays in or our inability to complete non-core asset sales, in whole or in part; (b) unanticipated demands on our available sources of cash; (c) tightness in the credit or M&A markets; (d) unexpected changes in our future capital requirements which depend on many factors, including our growth rate, medical expenses and/or our review of all aspects of our value-based care platform; (iv) unexpected developments that adversely impact our ability to execute our plan to identify opportunities to maximize shareholder value, including the sale of the Company, such as due to our inability to consummate one or more transactions, whether due to higher interest rates, regulatory restrictions or other market factors; (v) less than expected benefits from and/or higher than expected costs and expenses related to our restructuring program, such as delays in realizing or less than the expected cost reductions; (vi) less than anticipated sources of liquidity, such as due to our future inability to remain in compliance with the covenants under our borrowing facilities and/or to secure future waivers thereof or to cure such instances of noncompliance; and/or (vii) difficulties and/or delays in improving our performance in the second half of 2023, such as due to, among other things, one or more of the factors set forth above. For a detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements, please refer to our risk factor disclosure included in our filings with the SEC, including, without limitation, our 2022 Form 10-K. Investors should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties. Factors other than those listed above could also cause our results to differ materially from expected results. Forward-looking statements speak only as of the date they are made and, except as required by law, we undertake no obligation or duty to publicly update or revise any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this release. Additionally, the business and financial materials and any other statement or disclosure on or made available through our websites or other websites referenced herein shall not be incorporated by reference into this release.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures as defined by the SEC rules. Adjusted EBITDA has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization, adjusted to add back the effect of certain expenses, such as stock-based compensation expense, non-cash goodwill impairment loss, transaction costs (consisting of transaction costs and corporate development payroll costs), restructuring and other charges, fair value adjustments in contingent consideration, loss on extinguishment of debt and changes in fair value of warrant liabilities. For periods after December 31, 2022, as the Company is significantly reducing its investments in de novo medical centers in 2023, the Company revised its definition of Adjusted EBITDA to no longer add back losses related to these de novo medical centers, which include those costs associated with the ramp up of new medical centers and losses incurred up to 12 months after the opening of a new facility. The Company's management uses the non-GAAP financial measures as operating performance measures and as an integral part of its reporting and planning processes and to, among other things: (i) monitor and evaluate the performance of the Company's business operations, financial performance and overall liquidity; (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations; (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of the Company's management team and, together with other operational objectives, as a measure in evaluating employee compensation, including bonuses and other incentive compensation; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. We believe these non-GAAP financial measures provide an additional tool for our management and investors to use in evaluating our financial condition, ongoing operating performance and trends and in comparing our financial measures with other similar companies. Management believes that its non-GAAP financial measures provide useful information to investors and greater transparency about the performance, from management’s perspective, of the Company's overall business because such measures eliminate the effects of certain charges that are not directly attributable to the Company's underlying operating performance. Additionally, management believes that providing its non-GAAP financial measures enhances the comparability for investors in assessing the Company’s financial reporting.

The Company’s non-GAAP financial measures should not be considered in isolation or as a substitute for their respective most directly comparable financial measures prepared in accordance with GAAP, such as net income/loss, operating income/loss, diluted earnings/loss per share or net cash provided by (used in) operating activities. The Company’s non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expense, income and other items are excluded or included in determining these non-GAAP financial measures. In addition, other companies may define such non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. The Company’s non-GAAP financial measures should be read in conjunction with the Company's financial statements and related footnotes filed with the SEC.

A reconciliation of the Company’s non-GAAP measures to their most directly comparable GAAP measures is available under the heading “Reconciliation of Non-GAAP Measures.”

About Cano Health
Cano Health (NYSE: CANO) is a high-touch, technology-powered healthcare company delivering personalized, value-based primary care to approximately 380,000 members. With its headquarters in Miami, Florida, Cano Health is transforming healthcare by delivering primary care that measurably improves the health, wellness, and quality of life of its patients and the communities it serves. Founded in 2009, Cano Health has more than 4,000 employees, and operates primary care medical centers and supports affiliated providers in nine states and Puerto Rico. For more information, visit canohealth.com or investors.canohealth.com.

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Investor Relations Contact:
Jeffrey Geyer
Cano Health, Inc.
(786) 206-1930
investors@canohealth.com

Media Relations Contact:
David Zarco
Cano Health, Inc.
(786) 206-1923
mediarelations@canohealth.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2023	2022	2023	2022
Revenue:
Capitated revenue	$743,324	$655,493	$1,584,397	$1,329,844
Fee-for-service and other revenue	23,422	33,880	49,258	63,671
Total revenue	766,746	689,373	1,633,655	1,393,515
Operating expenses:
Third-party medical costs	769,629	541,317	1,477,960	1,077,097
Direct patient expense	56,757	52,647	125,184	113,323
Selling, general and administrative expenses	99,418	106,179	195,890	202,849
Depreciation and amortization expense	27,251	19,836	54,473	38,872
Transaction costs and other	9,125	6,207	19,211	14,583
Change in fair value of contingent consideration	(11,800)	(5,764)	(15,900)	(10,425)
Credit loss on other assets	62,000	—	62,000	—
Total operating expenses	1,012,380	720,422	1,918,818	1,436,299
Income (loss) from operations	(245,634)	(31,049)	(285,163)	(42,784)
Other income and expense:
Interest expense	(26,719)	(13,134)	(50,224)	(26,418)
Interest income	90	2	99	3
Loss on extinguishment of debt	—	—	—	(1,428)
Change in fair value of warrant liabilities	(1,677)	30,175	331	57,337
Other income (expense)	1,323	251	1,755	530
Total other income (expense)	(26,983)	17,294	(48,039)	30,024
Net income (loss) before income tax expense	(272,617)	(13,755)	(333,202)	(12,760)
Income tax expense (benefit)	(1,872)	809	(1,872)	1,889
Net income (loss)	$(270,745)	$(14,564)	$(331,330)	$(14,649)
Net income (loss) attributable to non-controlling interests	(129,992)	(9,231)	(162,427)	(9,976)
Net income (loss) attributable to Class A common stockholders	$(140,753)	$(5,333)	$(168,903)	$(4,673)

Net income (loss) per share attributable to Class A common stockholders, basic	$(0.51)	$(0.03)	$(0.66)	$(0.02)
Net income (loss) per share attributable to Class A common stockholders, diluted	$(0.51)	$(0.03)	$(0.66)	$(0.03)
Weighted-average shares used in computation of earnings per share:
Basic	274,640,987	210,053,037	257,317,776	200,783,129
Diluted	527,849,952	474,580,471	257,317,776	465,310,563

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of,
(in thousands)	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash, cash equivalents and restricted cash	$27,721	$27,329
Accounts receivable, net of unpaid service provider costs	107,164	233,816
Prepaid expenses and other current assets	31,450	79,603
Total current assets	166,335	340,748
Property and equipment, net	129,330	131,325
Operating lease right of use assets	174,581	177,892
Goodwill	480,044	480,375
Payor relationships, net	551,913	567,704
Other intangibles, net	199,761	226,059
Other assets	5,358	4,824
Total assets	$1,707,322	$1,928,927
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$124,821	$105,733
Current portion of notes payable	109,667	6,444
Current portion of finance lease liabilities	2,972	1,686
Current portions due to sellers	46,506	46,016
Current portion operating lease liabilities	24,958	24,068
Other current liabilities	28,010	24,491
Total current liabilities	336,934	208,438
Notes payable, net of current portion and debt issuance costs	922,232	997,806
Long term portion of operating lease liabilities	163,972	166,347
Warrants liabilities	7,042	7,373
Long term portion of finance lease liabilities	7,770	3,364
Due to sellers, net of current portion	1,050	15,714
Contingent consideration	1,400	2,800
Other liabilities	31,149	32,810
Total liabilities	1,471,549	1,434,652
Stockholders’ Equity
Shares of Class A common stock	28	22
Shares of Class B common stock	25	27
Additional paid-in capital	601,589	538,614
Accumulated deficit	(454,935)	(286,032)
Total Stockholders' Equity before non-controlling interests	146,707	252,631
Non-controlling interests	89,066	241,644
Total Stockholders' Equity	235,773	494,275
Total Liabilities and Stockholders' Equity	$1,707,322	$1,928,927

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2023		2022
Cash Flows from Operating Activities:
Net loss	$(331,330)		$(14,649)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	54,473		38,872
Change in fair value of contingent consideration	(15,900)		(10,425)
Change in fair value of warrant liabilities	(331)		(57,337)
Loss on extinguishment of debt	—		1,428
Fixed asset abandonment	1,709		—
Amortization of debt issuance costs	2,560		1,570
Non-cash lease expense	1,642		3,642
Stock-based compensation	11,368		31,600
Paid in kind interest expense	7,380		—
Reserve on other assets	62,000		—
Changes in operating assets and liabilities:
Accounts receivable, net	126,652		(67,557)
Other assets	(649)		7,158
Prepaid expenses and other current assets	654		(17,834)
Interest accrued due to seller	—		100
Accounts payable and accrued expenses	28,289		(9,362)
Other liabilities	6,528		10,621
Net cash (used in) provided by operating activities	(44,955)		(82,173)
Cash Flows from Investing Activities:
Purchase of property and equipment	(11,270)		(20,431)
Acquisitions of subsidiaries including non-compete intangibles, net of cash acquired	—		(4,995)
Payments to sellers	(6,431)		(3,847)
Net cash (used in) provided by investing activities	(17,701)		(29,273)
Cash Flows from Financing Activities:
Payments of long-term debt	(3,223)		(3,222)
Debt issuance costs	(9,256)		(88)
Proceeds from long-term debt	150,000		—
Proceeds from revolving line of credit	55,000		—
Repayments of revolving line of credit	(129,000)		—
Proceeds from insurance financing arrangements	2,690		2,529
Payments of principal on insurance financing arrangements	(1,467)		(1,380)
Other	(1,696)	—	(1,716)
Net cash (used in) provided by financing activities	63,048		(3,877)

Net increase (decrease) in cash, cash equivalents and restricted cash	392		(115,323)
Cash, cash equivalents and restricted cash at beginning of year	27,329		163,170
Cash, cash equivalents and restricted cash at end of period	$27,721		$47,847

Reconciliation of Non-GAAP
Adjusted EBITDA
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Net income (loss)	$(270,745)	$(14,564)	$(331,330)	$(14,649)
Interest income	(90)	(2)	(99)	(3)
Interest expense	26,719	13,134	50,224	26,418
Income tax expense (benefit)	(1,872)	809	(1,872)	1,889
Depreciation and amortization expense	27,251	19,836	54,473	38,872
EBITDA	$(218,737)	$19,213	$(228,604)	$52,527
Stock-based compensation	2,017	17,783	11,368	31,600
Transaction costs (1)	9,516	7,842	20,087	17,713
Restructuring and other	5,650	1,016	6,683	3,602
Change in fair value of contingent consideration	(11,800)	(5,764)	(15,900)	(10,425)
Loss on extinguishment of debt	—	—	—	1,428
Change in fair value of warrant liabilities	1,677	(30,175)	(331)	(57,337)
Reserve on other assets	62,000	—	62,000	—
Adjusted EBITDA	$(149,677)	$9,915	$(144,697)	$39,108

(1) Transaction costs included $0.4 million and $1.6 million of corporate development payroll costs for the three months ended June 30, 2023 and 2022, respectively, and $0.9 million and $2.6 million of corporate development payroll costs for the six months ended June 30, 2023 and 2022, respectively. Corporate development payroll costs include those expenses directly related to the additional staff needed to support our transaction activity.

Adjusted EBITDA has been adjusted to exclude $19.5 million and $35.3 million for the respective three and six months ended June 30, 2022 in de novo losses, as the Company plans to significantly reduce its investments in de novo medical centers in 2023 and, accordingly, modified its definition of Adjusted EBITDA beginning January 1, 2023 to no longer include de novo losses in calculating Adjusted EBITDA.

Key Metrics
(UNAUDITED)

	Three Months Ended June 30,
	2023	2022	% Change
Members:
Medicare Advantage	140,535	123,768	13.5%
Medicare ACO REACH	65,161	40,179	62.2%
Total Medicare	205,696	163,947	25.5%
Medicaid	77,290	70,254	10.0%
ACA	98,080	47,324	107.3%
Total members	381,066	281,525	35.4%

Member months:
Medicare Advantage	424,145	364,565	16.3%
Medicare ACO REACH	198,614	122,301	62.4%
Total Medicare	622,759	486,866	27.9%
Medicaid	245,260	206,630	18.7%
ACA	296,652	139,355	112.9%
Total member months	1,164,671	832,851	39.8%
($ in thousands)
Per Member Per Month ("PMPM"):
Medicare Advantage	$1,027	$1,196	(14.1)%
Medicare ACO REACH	$1,309	$1,362	(3.9)%
Total Medicare	$1,117	$1,283	(12.9)%
Medicaid	$164	$223	(26.5)%
ACA	$26	$48	(45.8)%
Total PMPM	$638	$787	(18.9)%

Medical centers	169	143

Key Metrics
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2023	2022	% Change
Members:
Medicare Advantage	140,535	123,768	13.5%
Medicare ACO REACH	65,161	40,179	62.2%
Total Medicare	205,696	163,947	25.5%
Medicaid	77,290	70,254	10.0%
ACA	98,080	47,324	107.3%
Total members	381,066	281,525	35.4%

Member months:
Medicare Advantage	840,921	718,980	17.0%
Medicare ACO REACH	401,297	247,390	62.2%
Total Medicare	1,242,218	966,370	28.5%
Medicaid	487,909	408,827	19.3%
ACA	580,613	261,266	122.2%
Total member months	2,310,740	1,636,463	41.2%
($ in thousands)
Per Member Per Month ("PMPM"):
Medicare Advantage	$1,103	$1,222	(9.7)%
Medicare ACO REACH	$1,400	$1,371	2.1%
Total Medicare	$1,199	$1,260	(4.9)%
Medicaid	$173	$240	(27.9)%
ACA	$18	$53	(66.0)%
Total PMPM	$686	$813	(15.6)%

Medical centers	169	143